Exhibit 99.1

PETROHAWK ANNOUNCES SECOND QUARTER 2009

FINANCIAL AND OPERATING RESULTS

Production Averages 483 Mmcfe/d; Grows 17% Quarter Over Quarter;

2009 Production Guidance Raised to 58% Year Over Year Growth

Haynesville Shale Position Now Approximately 325,000 Acres;

Eagle Ford Shale Holdings Reach Approximately 210,000 Acres

HOUSTON—August 4, 2009—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced its second quarter 2009 financial and operating results, including record production, drilling cost reductions in the Haynesville Shale and Eagle Ford Shale plays, and increased production guidance for 2009. The Company also issued guidance for 2010 capital expenditures and production.

Petrohawk achieved continued improvements in drilling results and notable operational efficiencies during the quarter, contributing to above-plan production rates in the Haynesville Shale and Eagle Ford Shale. In addition, better than expected results from non-operated drilling contributed to production growth in the Fayetteville Shale. The Company’s production for the second quarter averaged 483 million cubic feet equivalent per day (Mmcfe/d), a 17% increase over first quarter 2009 and a 200 Mmcfe/d (71%) increase over the same period one year ago. Total production for the second quarter was 43.9 billion cubic feet of natural gas equivalent (Bcfe), 94% of which was natural gas. This marks the fourth consecutive quarter in which Petrohawk has achieved double-digit quarter-over-quarter production growth.

“This quarter, our operations in two prominent U.S. shale plays, the Haynesville and Eagle Ford Shales, made key strides in further establishing productive areas and achieving operational efficiencies. Operational improvements have resulted in lower average costs per well and higher initial production rates which we believe will lead to increased returns on investment,” said Floyd C. Wilson, Chairman, President and Chief Executive Officer. “Petrohawk’s operating staff has achieved these efficiencies early in the development of these plays with great success. Additionally, we are keeping pace with infrastructure requirements as we continue to work marketing channels to sell gas at the best available prices.

“We continue to be fiscally conservative, expanding our portfolio of hedges into 2011. Based on the combined effect of strong quarterly performance and positive hedge positions, we stand in an excellent position to continue our exciting pace of production and reserve growth.”

During the quarter, the Company generated cash flow from operations before changes in working capital of $140 million, or $0.50 per fully diluted common share (cash flow from operations before changes in working capital is a non-GAAP financial measure; see Condensed Consolidated Statements of Cash Flows in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 for a reconciliation to net cash provided by operating activities). Second quarter revenues were $325 million, including a realized cash derivative gain of $98 million. During the second quarter,

Petrohawk gained $2.34 per Mcf from hedging, bringing realized natural gas prices to $5.62 per Mcf. The Company also gained $2.92 per barrel from its hedging program during the quarter, bringing realized oil prices to $56.64 per barrel. Before the effect of hedges, Petrohawk realized 94% of NYMEX for its natural gas production and 90% of NYMEX for oil.

After adjusting for the effects of unrealized gains on derivatives, net income for the quarter was $0.10 per fully diluted common share, or $29 million after tax, versus $51 million, or $0.23 per fully diluted common share one year ago (see Selected Item Review and Reconciliation table for additional information). Before excluding selected items, the Company reported a net loss of $22 million, or $0.08 per fully diluted common share, for the quarter.

Cash costs (including lease operating, gathering and transportation, production taxes, workover, general and administrative, and interest expense) were $2.97 per Mcfe for the quarter, a 10% improvement over the prior quarter and 14% over the same period one year ago. Depletion, depreciation and amortization (DD&A) expense, a non-cash item, decreased significantly following ceiling test impairments taken in the first quarter of 2009 and fourth quarter of 2008. Per unit DD&A expense for second quarter of 2009 was $1.92 per Mcfe, a 43% reduction from the same period one year ago. Lease operating expense was $0.43 per Mcfe for the quarter compared to $0.44 per Mcfe in the prior quarter and $0.50 per Mcfe in the same period one year ago.

Acquisition of Additional Acreage in Haynesville Shale and Eagle Ford Shale

Through August 1, 2009, Petrohawk has acquired or committed to acquire additional acreage in key areas of the Haynesville Shale including a prospective area in East Texas (Shelby and Nacogdoches Counties) and under an expanded AMI with EOG Resources in this region. In South Texas, additional leases were acquired in both the Hawkville Field and undisclosed areas outside of Hawkville Field that are prospective for the Eagle Ford Shale. In Northwest Louisiana, the Company has drilled or is in the process of drilling twenty-five wells within sections where acreage has recently been acquired. By year end 2009, Petrohawk expects that it will have drilled wells on approximately 40% of the sections in Northwest Louisiana within which the Company has acquired new acreage in 2009.

Operational Update

During the three months ended June 30, 2009, the Company expended $327 million on drilling, completions, seismic and infrastructure. Expenditures for land were $55 million. The Company participated in the drilling of 30 operated and 102 non-operated wells during the quarter with a success rate of 100%.

Of the average 483 Mmcfe/d produced during the quarter, 186 Mmcfe/d (39%) was produced from the Haynesville Shale, 79 Mmcfe/d (16%) was produced from the Fayetteville Shale, 12 Mmcfe/d (2%) was produced from the Eagle Ford Shale, and 206 Mmcfe/d (43%) was produced from Petrohawk’s conventional Cotton Valley operations and other areas. For full year ended December 31, 2008, the Haynesville Shale accounted for 6% of production, the Fayetteville Shale accounted for 16% of production, and the Eagle Ford Shale contributed less than 1% of production.

Based on the positive performance of its drilling program year to date, Petrohawk is increasing its previously stated guidance for 2009 average daily production to between 475 and 485 Mmcfe/d, a 58% increase over 2008. Third quarter 2009 production is expected to average between 495 and 505 Mmcfe/d, and fourth quarter 2009 production is expected to average between 525 and 535 Mmcfe/d. The Company expects to increase average daily production by between 30% and 40% over 2009, while spending approximately the same as 2009, with no amounts budgeted for acquisitions.

Haynesville Shale

During the quarter, the Company drilled a total of 13 operated and 19 non-operated wells in the Haynesville Shale. The initial production rates for the 14 operated wells that were completed during the second quarter wells ranged from 9.8 Mmcfe/d to 22.4 Mmcfe/d. These wells had an average initial production rate of 17.3 Mmcfe/d and an average flowing casing pressure of 6,600 pounds per square inch (psi). All wells were tested on a 24/64” choke with the exception of two that were tested on a 26/64” choke. The average initial production rate for 42 operated Haynesville Shale completions to date, which excludes two wells that were mechanically compromised, is approximately 17.9 Mmcfe/d. Petrohawk utilized 10 horizontal rigs and two pre-drill, or spudder, rigs on average in the Haynesville Shale during the second quarter and exited the quarter with 12 horizontal rigs running.

At the end of the second quarter, 40 Company-operated wells were on production with gross production of approximately 285 Mmcfe/d. After excluding two wells that encountered mechanical issues, the Company had a total of 38 operated wells with at least 30 days of production. The average first 30-day production rate of these 38 wells is 14.2 Mmcfe/d.

Petrohawk continues to experience drilling efficiencies in the play. In the first half of 2009 the spud-to-rig release time averaged 55 days, down from 59 days in the second half of 2008. The second quarter average drilling days, excluding two wells that encountered unusually difficult drilling conditions, was just over 46 days. Days from rig release to first sales decreased from approximately 31 days in the fourth quarter 2008 to approximately 16 days in the second quarter 2009. With the ongoing benefit of the decrease in drilling days, the various operational efficiencies being achieved, and the continued effect of service cost reductions, the forecast for drilling and completion costs in the second half 2009 ranges between $8.5-$9.5 million per well.

The Company is constantly working to improve its drilling and completion operations and efficiencies. Petrohawk is currently evaluating 1) increasing the length of each frac stage and the number of perforation clusters/stage while keeping the number of perforations constant; 2) increasing the volume of proppant per foot of lateral; 3) utilizing various proportions of 40/70 Ottawa sand along with 40/70 Premium Resin Coated sand, 4) using 40/80 Hydroprop on an increasing number of wells and 5) increasing proppant concentration. While some time will be required to ascertain results, early data points to opportunities to improve both cost and performance, as well as to modifications that could potentially result in an even more effective completion procedure for Haynesville Shale wells.

To aid its drilling plans and acreage assessment, Petrohawk has completed a field-wide geologic mapping project which incorporates nearly 300 digital open hole logs that have penetrated the Haynesville Shale across the play. A wide variety of maps have been generated, with the most significant maps plotting gas filled porosity and clay content as a percent of the net pay zone. These maps indicate that a large area in northwest Louisiana appears to contain the thickest and potentially most productive Haynesville Shale section. Petrohawk currently controls approximately 325,000 net acres in the play. Based on geologic study and well results, Petrohawk believes its acreage position is concentrated within the core of the Haynesville Shale play.

Eagle Ford Shale

During the second quarter, Petrohawk drilled six operated wells and participated in the drilling of one non-operated well on the Company’s Eagle Ford Shale position, known as Hawkville Field, in South Texas. Initial production rates from the three operated wells completed during the second quarter of 2009 averaged 9.3 Mmcfe/d. The average initial production rate for all eight operated wells completed to date in the Eagle Ford Shale is 8.6 Mmcfe/d with a 6:1 gas to oil and natural gas liquids equivalency ratio, which corresponds to an effective 10.6 Mmcfe/d on an 18:1 equivalency ratio, taking into account the Btu content of the natural gas and natural gas liquids. Production rates have averaged 6.0 Mmcfe/d over the first 30 days of production for the seven wells with at least 30 days of production history, or an effective 6.9 Mmcfe/d on an 18:1 Btu adjusted revenue equivalency ratio. Two of the wells experienced modest curtailments during the first 30 days of production, and after normalizing those wells to their estimated unrestricted production rates, the 30 day averages are estimated to be 6.6 and 7.6 Mmcfe/d, respectively.

During the second quarter, Petrohawk operated two horizontal rigs in the field and recently added a third. The following wells were completed during the quarter:

–	Henderson-Cenizo 874 #1H was completed on April 27th at a rate of 9.1 Mmcf/d on a 25/64” choke with 4,012 psi flowing casing pressure.
–	Dora Martin 1716 #1H was completed on May 26th at a rate of 9.7 Mmcf/d on a 24/64” choke with 4,215 psi flowing casing pressure
–	STS-Palmert 944 #1-H was completed on June 17th at a rate of 9.1 Mmcf/d, on a 24/64” choke with 4,350 psi flowing casing pressure.

In addition to the above, the J.C. Martin 1850 #1H was completed on July 17th at a rate of 8.8 Mmcf/d and 50 Bc/d (9.1 Mmcfe/d) on a 24/64” choke with 3,710 psi flowing casing pressure.

Petrohawk has achieved both improved production performance and drilling efficiencies in the field. The first three wells drilled, which included pilot holes with extensive technical data gathering as well as setting intermediate casing, averaged 53 days spud to total depth. The Company has now drilled a total of six wells without setting intermediate casing and without drilling a pilot hole, and these six wells reached total depth of approximately 16,000’ in an average of 18 days. As a result of this decrease in drilling days, as well as significant decreases in service sector costs, drilling and completion costs have been reduced from approximately $12.0 million to approximately $5.0 million per well. These cost reductions have occurred while the average lateral length has increased. The first three wells averaged 3,620’ with 10.7 frac stages while the last six wells averaged 3,990’ with 13.3 frac stages. The last well completed, the J.C. Martin 1850 #1H, utilized 18 frac stages. Petrohawk is using a similar approach in the Eagle Ford Shale to that in the Haynesville Shale, where the Company is making controlled changes to the original completion technique in an attempt to optimize completions. Although early in the field’s development, Petrohawk is encouraged by these recent developments and believes additional efficiencies remain to be gained.

The very rapid success of the Hawkville Field within the Eagle Ford Shale trend has enabled Petrohawk to obtain a significant amount of geologic data pertinent to the reservoir, allowing the Company to expand into other areas of the trend where it believes the rock quality could compare favorably to Hawkville Field. While building on its acreage position in the area of the field that Petrohawk believes to be commercially productive, the Company has also acquired acreage in other areas, both along strike and updip to the shale formation in the Hawkville Field. Petrohawk currently owns or has contractual commitments to acquire approximately 210,000 net acres in the trend. The Company expects to drill several exploratory wells in the second half of 2009 to evaluate its new acreage.

Fayetteville Shale

Petrohawk operated two horizontal rigs in the Fayetteville Shale on average during the second quarter. The Company drilled eleven operated wells and participated in sixty eight non-operated wells during the period. Eight of the operated wells have been completed to date with an average initial production rate of 1.2 Mmcfe/d. All of these wells were drilled in the far northern portion of the play where drilling and completion costs are currently approximately $1.8 million per well, with an average of 11 days spud to rig release, which has decreased from 15 days in the fourth quarter 2008. Wells drilled during the second quarter had an average lateral length of 3,170 feet with an average of 9.7 frac stages as compared to fourth quarter wells with an average lateral length of 3,080 feet and 7.9 frac stages.

One of the most positive aspects of the Fayetteville Shale development has been the growth of the non-operated component. Over the first half of 2009 net non-operated production has grown from 18.3 Mmcfe/d to 32.6 Mmcfe/d, a 78% increase since January 1, 2009. While the operated component has declined from 52.9 Mmcfe/d to 47.7 Mmcfe/d as a result of running only two rigs, overall net production from the field has grown from 71.2 Mmcfe/d to 80.3 Mmcfe/d, or over 13% production growth from January 1, 2009 to the end of the second quarter.

Planned Divestment of Permian Basin Properties

The Company has retained Bank of America Merrill Lynch to assist in the potential sale of its Permian Basin properties. These assets are currently producing approximately 31 Mmcfe/d. While no assurance can be given that a transaction will be completed, Petrohawk’s goal is to complete a sale of these properties before the end of 2009.

Petrohawk Earnings Conference Call and Webcast

Petrohawk will host a conference call tomorrow, Wednesday, August 5, 2009 at 9:00 a.m. EDT (8:00 a.m. CDT) to discuss second quarter 2009 financial and operating results. To access, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 16272498. International callers may also participate by dialing 706-679-8184. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com. A replay of the call will be available at that site through August 26, 2009.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas, South Texas, Oklahoma and the Permian basin.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains information regarding initial and 30-day average rates of production that are subject to decline over time and should not be regarded as reflective of sustained production levels. Our current estimates are that the average rate of production from our Haynesville Shale wells will decline approximately 80% during the first twelve months of production. Comparable rates of decline may be expected of shale wells in other areas, but insufficient data exists to establish decline curves in this and other areas with certainty. Accordingly, actual decline rates may differ significantly.

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and forward-looking statements include statements regarding estimates of future production, capital expenditures and results of operations, and other statements reflecting expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved) and include, without limitation, estimated production for 2009 and 2010 and estimated 2010 capital expenditures. Management’s assumptions and future performance are subject to a wide range of business risks, uncertainties and actual levels of capital expenditures, and there is no assurance that these projections can or will be met. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in these statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in the section entitled “Risk Factors” in Petrohawk’s Annual Report on Form 10-K and its reports on Form 10-Q on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

# # #

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating revenues:
Oil and natural gas	$163,983	$304,633	$337,745	$519,571
Marketing	63,317	—	153,010	—

Total operating revenues	227,300	304,633	490,755	519,571

Operating expenses:
Marketing	60,292	—	145,136	—
Production:
Lease operating	18,704	12,903	35,115	25,297
Workover and other	205	1,249	928	1,786
Taxes other than income	12,537	14,036	24,717	25,000
Gathering, transportation and other	22,633	10,944	43,127	20,467
General and administrative:
General and administrative	20,185	14,133	37,014	27,689
Stock-based compensation	3,807	3,081	6,617	5,679
Depletion, depreciation and amortization	84,435	86,694	198,691	169,821
Full cost ceiling impairment	—	—	1,732,486	—

Total operating expenses	222,798	143,040	2,223,831	275,739

Income (loss) from operations	4,502	161,593	(1,733,076)	243,832
Other (expenses) income:
Net gain (loss) on derivative contracts	16,006	(277,605)	197,928	(420,346)
Interest expense and other	(55,880)	(35,154)	(111,948)	(62,691)

Total other (expenses) income	(39,874)	(312,759)	85,980	(483,037)

Loss before income taxes	(35,372)	(151,166)	(1,647,096)	(239,205)
Income tax benefit	13,368	58,400	625,339	90,827

Net loss available to common stockholders	$(22,004)	$(92,766)	$(1,021,757)	$(148,378)

Net loss per share of common stock:
Basic	$(0.08)	$(0.45)	$(3.84)	$(0.76)

Diluted	$(0.08)	$(0.45)	$(3.84)	$(0.76)

Weighted average shares outstanding:
Basic	274,146	206,490	266,145	195,060

Diluted	274,146	206,490	266,145	195,060

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2009	December 31, 2008
Assets:
Current assets	$482,285	$648,432
Net oil and natural gas properties	3,798,937	5,071,287
Other noncurrent assets	1,550,395	1,187,610

Total assets	$5,831,617	$6,907,329

Liabilities and stockholders’ equity:
Current liabilities	$629,363	$726,312
Long-term debt	2,398,101	2,283,874
Other noncurrent liabilities	36,689	492,233
Stockholders’ equity	2,767,464	3,404,910

Total liabilities and stockholders’ equity	$5,831,617	$6,907,329

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net loss	$(22,004)	$(92,766)	$(1,021,757)	$(148,378)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	84,435	86,694	198,691	169,821
Full cost ceiling impairment	—	—	1,732,486	(90,827)
Income tax benefit	(13,368)	(58,400)	(625,339)	5,679
Stock-based compensation	3,807	3,081	6,617	366,580
Net unrealized loss (gain) on derivative contracts	82,346	229,065	(18,419)	—
Other	4,539	1,546	9,460	81

Cash flow from operations before changes in working capital	139,755	169,220	281,739	302,956
Changes in working capital	30,003	58,184	44,377	(14,367)

Net cash provided by operating activities	169,758	227,404	326,116	288,589

Cash flows from investing activities:
Oil and natural gas capital expenditures	(357,428)	(815,396)	(748,102)	(1,394,107)
Proceeds received from sale of oil and natural gas properties	—	110,900	—	110,900
Marketable securities purchased	(159,047)	(1,116,098)	(763,092)	(1,116,098)
Marketable securities redeemed	425,065	626,387	869,081	626,387
Decrease in restricted cash	—	—	—	269,837
Other operating property and equipment expenditures	(75,642)	(16,603)	(145,351)	(31,041)

Net cash used in investing activities	(167,052)	(1,210,810)	(787,464)	(1,534,122)

Cash flows from financing activities:
Proceeds from exercise of options and warrants	1,299	3,953	1,956	10,260
Proceeds from issuance of common stock	—	758,713	385,000	1,069,213
Offering costs	(43)	(30,925)	(9,031)	(44,717)
Proceeds from borrowings	15,000	1,216,000	634,674	1,596,000
Repayment of borrowings	(17,835)	(952,401)	(542,159)	(1,367,401)
Debt issue costs	(83)	(18,559)	(13,237)	(18,559)
Other	—	501	—	—

Net cash (used in) provided by financing activities	(1,662)	977,282	457,203	1,244,796

Net increase (decrease) in cash	1,044	(6,124)	(4,145)	(737)
Cash at beginning of period	1,694	7,199	6,883	1,812

Cash at end of period	$2,738	$1,075	$2,738	$1,075

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Production:
Natural gas—Mmcf	41,485	23,413	76,076	44,936
Crude oil—MBbl	407	385	821	750
Natural gas equivalent—Mmcfe	43,927	25,720	81,002	49,433
Daily production—Mmcfe	483	283	448	272

Average price per unit:
Realized oil price—as reported	$53.72	$117.85	$45.85	$106.66
Realized impact of derivatives	2.92	(38.01)	4.22	(28.55)

Net realized oil price (Bbl)	$56.64	$79.84	$50.07	$78.11

Realized gas price—as reported	$3.28	$10.99	$3.77	$9.72
Realized impact of derivatives	2.34	(1.51)	2.31	(0.75)

Net realized gas price (Mcf)	$5.62	$9.48	$6.08	$8.97

Cash flow from operations(1)	139,755	169,220	281,739	302,956
Cash flow from operations—per share (diluted)	0.50	0.80	1.05	1.52

Average cost per Mcfe:
Production:
Lease operating	0.43	0.50	0.43	0.51
Workover and other	—	0.05	0.01	0.04
Taxes other than income	0.29	0.55	0.31	0.51
Gathering, transportation and other	0.52	0.43	0.53	0.41
General and administrative:
General and administrative	0.46	0.55	0.46	0.56
Stock-based compensation	0.09	0.12	0.08	0.11
Depletion	1.84	3.33	2.37	3.39

(1)

Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Unrealized loss (gain) on derivatives:(1)
Natural gas	$77,472	$190,476	$(24,684)	$323,511
Crude oil	7,154	39,432	8,545	43,069
Interest	(2,280)	(843)	(2,280)	—

Total mark-to-market noncash charge	82,346	229,065	(18,419)	366,580
Full cost ceiling impairment	—	—	1,732,486	—
Expense of deferred financing costs(2)	—	—	911	—
Master limited partnership withdrawal	—	3,352	—	3,352
Senior revolving credit facility reduction	—	782	—	782

Total selected items, before tax	82,346	233,199	1,714,978	370,714
Income tax effect of selected items	(31,308)	(89,898)	(652,035)	(142,910)

Selected items, net of tax	51,038	143,301	1,062,943	227,804
Net loss available to common stockholders, as reported	(22,004)	(92,766)	(1,021,757)	(148,378)

Net income available to common stockholders, excluding selected items	$29,034	$50,535	$41,186	$79,426

Basic net loss per share of common stock, as reported	$(0.08)	$(0.45)	$(3.84)	$(0.76)
Impact of selected items	0.19	0.69	3.99	1.17

Basic net income per share of common stock, excluding selected items	$0.11	$0.24	$0.15	$0.41

Diluted net loss per share of common stock, as reported	$(0.08)	$(0.45)	$(3.84)	$(0.76)
Impact of selected items	0.18	0.68	3.96	1.15

Diluted net income per share of common stock, excluding selected items	$0.10	$0.23	$0.12	$0.39

(1)	Represents the unrealized loss (gain) associated with the mark-to-market valuation of outstanding derivative positions at June 30, 2009 and 2008.

(2)	Represents non-cash charges related to the write-off of debt issue costs in conjunction with decreases in the Company’s borrowing base under its senior revolving credit facility.